Contacts:
Emile Lee (Media)	Kathy Guinnessey (Investors/Analysts)
LeeE@dnb.com	Kathy.Guinnessey@dnb.com
973.921.5525	973.921.5892

Dun & Bradstreet Announces Leadership Transition

•	Thomas Manning Appointed Chairman and interim CEO

•	Robert Carrigan Steps Down as Chairman and CEO

•	Board Initiates Search for Permanent CEO

SHORT HILLS, N.J. – February 12, 2018 – Dun & Bradstreet (NYSE:DNB), the global leader in commercial information growing the most valuable relationships in business through data, today announced that Thomas Manning, a director of the Company since 2013 and Lead Director since 2016, has been appointed Chairman of the Board and interim Chief Executive Officer, effective immediately. Mr. Manning’s appointment follows Robert Carrigan’s decision to step down as Chairman of the Board, Chief Executive Officer, and as a director of the Company, by mutual agreement with the Dun & Bradstreet Board of Directors. Mr. Carrigan will be available as requested by the Board and management team to assist with the transition process.

The Board will commence a new search for a permanent CEO, with the assistance of an executive search firm. The CEO search process will be led by the Nominating & Governance Committee of the Board of Directors.

James Fernandez, new Lead Director of the Board, said, “As Dun & Bradstreet continues its work to drive sustainable growth, the Board believes now is the right time to transition the Company’s leadership. We are pleased to have a leader of Tom’s caliber and experience to step in as interim CEO. The Board will continue to support the Company, and lend our expertise to the organization and Tom during this transition period as we conduct our search for a permanent successor.”

Mr. Manning said, “I look forward to working with the Board and the rest of the management team to ensure we capitalize on the opportunities in the marketplace and enhance value for our customers and for our shareholders. We are thankful for Bob’s contributions to Dun & Bradstreet since joining the Company as CEO in 2013. The Board believes that this is a time of great opportunity for Dun & Bradstreet. On behalf of the entire Dun & Bradstreet team, we wish Bob the best in his future endeavors.”

Separately today, Dun & Bradstreet issued its fourth quarter and full year 2017 financial results.

About Thomas Manning

Mr. Manning was appointed Lead Director of the Dun & Bradstreet Board of Directors and Chairman of the Nominating & Governance Committee in 2016 and has served as a member of the Audit Committee and Innovation & Technology Committee since joining the board in 2013.

He is a former global operating executive who served as the CEO of Cerberus Asia Operations & Advisory Limited, a subsidiary of Cerberus Capital Management, CEO of Capgemini Asia, a leading information technology services company, and CEO of Ernst & Young Consulting Asia. He was also a senior partner with corporate strategy firm Bain & Company where he led the global IT practice in Silicon Valley and Asia.

Mr. Manning currently serves on the boards of CommScope Holding Company, Inc. and Clear Media Limited. He previously served as a director of four public companies: iSoftStone Holdings Limited, Asiainfo-Linkage, Gome Electrical Appliances Company, and the Bank of Communications.

In addition to his corporate board activities, Mr. Manning is a Lecturer in Law on the adjunct faculty at The University of Chicago Law School, where he teaches courses on corporate governance, private equity, and innovation. He speaks Mandarin and holds an MBA from Stanford Graduate School of Business and a bachelor’s degree from Harvard College.

Teleconference

As previously announced, Dun & Bradstreet will host a conference call with the investment community on Tuesday, February 13, 2018, at 8 a.m. ET. During the call, we will be discussing our fourth quarter and full year 2017 results, as well as our announced leadership transition. Live audio, as well as a replay of the conference call will be accessible on Dun & Bradstreet's Investor Relations Web site at http://investor.dnb.com.

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About Dun & Bradstreet®

Dun & Bradstreet (NYSE: DNB) grows the most valuable relationships in business. By uncovering truth and meaning from data, we connect our customers with the prospects, suppliers, clients and partners that matter most, and have since 1841. Nearly ninety percent of the Fortune 500, and companies of every size around the world, rely on our data, insights and analytics. For more about Dun & Bradstreet, visit DNB.com. Twitter: @DnBUS

Forward-Looking Statements

The statements in this press release that do not relate to historical facts may be forward-looking statements. These include, without limitation, any statements related to the Company’s ability to capitalize on opportunities in the marketplace and enhance value, and the search for a successor CEO. These forward-looking statements can also be identified by the use of words like “will,” “continues,”  “look forward” “intends,”  “believes,” “strategy,” and other words of similar meaning. Forward-looking statements are inherently uncertain and are subject to a number of risks and uncertainties that could cause actual results and outcomes to be materially different from those indicated by the forward-looking statements. These risks and uncertainties include, among others, (i) risks relating to management and key personnel changes; (ii) any difficulties or delays we encounter in identifying a successor CEO; and (iii) our ability to successfully execute on our strategy and implement our strategic initiatives and (iv) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis,” “Legal Proceedings” and elsewhere in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the Company’s other reports or documents filed or furnished with the Securities and Exchange Commission. The Company cautions that the foregoing list of important risk factors is not complete and except as otherwise required by federal securities laws does not undertake any obligation to update any forward-looking statement.